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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 31, 2001 appearing on page F-2 of Anchor National Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2000 and of our report dated June 19, 2000 relating to the financial statements of Variable Annuity Account Seven (Portion Relating to the Polaris II A-Class Variable Annuity). We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.



PricewaterhouseCoopers LLP
Woodland Hills, California
April 13, 2001